Comstock Mining Announces New Director and Retirement
Establishes Mining Advisory Committee

Virginia City, NV (February 15, 2018) Comstock Mining Inc. (the “Company”) (NYSE American: LODE), a Nevada-based, gold and silver mining company, announced today the election of Leo M. Drozdoff, 52, to its Board of Directors and the retirement of Robert A. Reseigh, after 9 years of service, from its Board of Directors. Mr. Reseigh will remain involved with the Company as a member of a newly established Mining Advisory Committee, to assist in all aspects of technical mining and mine development, along with Mr. Drozdoff and Mr. Dan Kappes.

Corrado De Gasperis, Executive Chairman of the Board said, “Bob was instrumental in almost every aspect of building the Company, its asset base and management team. He is one of the most genuine, direct, transparent, hardest working and caring directors that I have ever worked with and I was truly saddened when he indicated he was ready for retirement. I was equally thrilled when he agreed to stay on in an advisory role, working with us on technical matters, as we grow our assets and resources into a bigger, more meaningful company.”

The Company also welcomes Mr. Drozdoff to the Board with an extensive resume in Nevada’s mining industry, including but not limited to engineering, legislation, environmental regulation, economic development and historical preservation. He most recently served as the Director of the Nevada Department of Conservation and Natural Resources from 2010 to 2016, and was a Cabinet member reporting to two Nevada Governors, including our current Governor, the Hon. Brian Sandoval, where Mr. Drozdoff oversaw 900 state employees responsible for Mining, Environmental Protection, Water Resources, Forestry, State Parks, State Lands and the State of Nevada’s Historic Preservation Office. Mr. Drozdoff also served as lead Administrator of Nevada’s Division of Environmental Protection for over six years, and prior to that appointment, as Bureau Chief over both Mining and Water Control, two of the most critical Nevada mining regulatory bureaus. He also chaired the Nevada Public Employee Benefits Program Board, overseeing the benefits of over 30,000 public employees, retirees and their families.

Mr. De Gasperis added, “We are honored to welcome Leo Drozdoff to the Comstock team. His knowledge of Nevada mining from almost every perspective, engineering, environmental, historical preservation, legislative and permitting is second to none, and will be especially valuable to us as we embark on developing and commercializing new technologies into the industry.”

About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: future prices and sales of, and demand for, our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing and accounting for restructuring charges, gains or losses on debt extinguishment, derivative liabilities and the impact thereof; productivity, production slowdowns, suspension or termination, business process, rationalization and other operational initiatives; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of our annual report on Form 10-K. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy the Debenture or any other securities of the Company.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
http://www.comstockmining.com
Corrado De Gasperis		Investor Relations
President & CEO		Comstock Mining Inc.
Tel (775) 847-4755		Tel (775) 847-5272 ext. 151
degasperis@comstockmining.com		questions@comstockmining.com